                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                             GiveMePower Corporation
            (Exact Name of Registrant as Specified in Its Charter)

                                    Nevada
        (State or Other Jurisdiction of Incorporation or Organization)

                                  87-0291528
                     (I.R.S. Employer Identification No.)

                         5925 12 Street SE, Suite 230
                      Calgary, Alberta, Canada   T2H 2M3
              (Address of Principal Executive Offices) (Zip Code)

        2002 Professional/Employee/Consultant Stock Compensation Plan
                           (Full Title of the Plan)


                                 W.V. Walton
                     President and Chief Executive Officer
                         5925 12 Street SE, Suite 230
                      Calgary, Alberta, Canada   T2H 2M3
                    (Name and Address of Agent for Service)

                                (403) 287-6001
        (Telephone Number, Including Area Code, of Agent for Service)

=======================================================================================
                             Calculation of Registration Fee
=======================================================================================
Proposed amount of Securities to be registered: 1,500,000

Amount of    Title of Securities    Amount To Be         Aggregate              Fee
Aggregate     To Be Registered      Registered(1)    Price Per Share(2)    Registration

              Common
 $150,000     Par Value, $0.001       1,500,000            $0.10              $13.80
=======================================================================================

1 In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee and benefit plans described herein.

2 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the twenty day average of the high and low prices reported on the OTC-BB, which was $0.10 per share.

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

PART I


               INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS


ITEM 1. PLAN INFORMATION.

GiveMePower Corporation (The Company, we, us or the Registrant) is offering a total of 1,500,000 shares of its Common Stock to professionals, employees and consultants for service including legal, administrative, marketing, introductory, recruiting and other consulting services. The issuance of shares is being made pursuant to the "2002 Professional/Consultant Stock Compensation Plan" ("the PEC Plan") adopted by the Board of Directors on or about October 17, 2002. The 1,500,000 shares will cover the costs of previously rendered services of professionals, employees and consultants as well as ongoing services to the Company. A copy of the Plan has been distributed to all eligible individuals or entities. Each individual or entity has agreed to accept shares under the Plan in lieu of a cash payment for its services. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA, nor is this Plan qualified under Section 401(a) of the Internal Revenue Code.

There are no ongoing reporting obligations of Professionals, Employees or Consultants, nor are there any ongoing contributions from the Registrant. The purpose of this Registration of securities on Form S-8 is to compensate individuals and/or entities that have performed and continue to perform services to the Registrant. The Board has authorized this registration statement and has written the Plan to satisfy present and future compensation obligations to professionals, employees and consultants. This registration is limited to 1,500,000 shares. The individuals or entities that are eligible for shares under the Plan have performed, or will perform in the future, services or activities for which shares may be issued under a Form S-8. Such individuals or entities may contact Todd Noble, the Plan Administrator and Director of the Registrant, with any questions at (403) 287-6001.


ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL.

In addition to receiving a copy of the Plan, each eligible individual or entity shall have access, upon oral or written request, to any documentation regarding the Plan that may not be included in this Registration Statement.



PART II


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which are on file with the Securities and Exchange Commission, are incorporated herein by reference:

(a) The Company's most recent annual report, filed on Form 10-KSB for the fiscal year 2002, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), which report contains audited financial statements for the Company's latest fiscal year for which such statements have been filed. The description of the Company's Common Stock is contained in the annual report incorporated by reference herein.


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(b) The Company's recent quarterly reports, filed on Form 10-QSB.


ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable.


ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

Not Applicable.


ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Section 78.7502 of the Nevada General Corporation Law contains provisions authorizing indemnification by the Company of directors, officers, employees or agents against certain liabilities and expenses, which they may incur as directors, officers, employees, or agents of the Company or of certain other entities. Section 78.7502(3) provides for mandatory indemnification, including attorney's fees, if the director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein. Section
78.751 provides that such indemnification may include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under the Section. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities. Section 78.752 authorizes the Company to obtain insurance on behalf of any such director, officer, employee or agent against liabilities, whether or not the Company would have the power to indemnify such person against such liabilities under the provisions of Section 78.7502.

Under Section 78.751(e) the indemnification and advancement of expenses provided pursuant to Sections 78.7502 and 78.751 are not exclusive, and subject to certain conditions, the Company may make other or further indemnification or advancement of expenses of any of its directors, officers, employees or agents. Because neither the Articles of Incorporation, as amended, or By-Laws of our Company otherwise provide, notwithstanding the failure of the Company to provide indemnification and despite a contrary determination by the Board of Directors or its shareholders in a specific case, a director, officer, employee or agent of the Company who is or was a party to a proceeding may apply to a court of competent jurisdiction for indemnification or advancement of expenses or both, and the court may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses if it determines that the petitioner is entitled to mandatory indemnification pursuant to Section 78.7502(3) because he has been successful on the merits, or because the Company has the power to indemnify on a discretionary basis pursuant to Section 78.7502 or because the court determines that the petitioner is fairly and reasonably entitled to indemnification or advancement of expenses or both in view of all the relevant circumstances.

Articles of Incorporation and By-Laws
-------------------------------------

Our Articles of Incorporation and By-Laws empower us to indemnify current or former directors, officers, employees or agents of the Company or persons serving by request of the Company in such capacities in any other enterprise or persons who have served by the request of the Company in such capacities in any other enterprise to the full extent permitted by the laws of the State of Nevada.


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

Indemnity Agreements
--------------------

To induce and encourage highly experienced and capable persons to serve as directors and officers, our Company has entered into an Indemnity Agreement with each director and officer presently serving the Company and will provide the same agreement to future directors and officers as well as certain agents and employees. The Agreement provides that we shall indemnify the director and/or officer, or other person, when he or she is a party to, or threatened to be made a party to, a proceeding by, or in the name of, the Company. Expenses incurred by the indemnified person in any proceeding are to be paid to the fullest extent permitted by applicable law. The Agreement may at some time require the Company to pay out funds which might otherwise be utilized to further the Company's business objectives, thereby reducing our ability to carry out our projected business plans.

SEC Position on Indemnification for Security Act Liability
----------------------------------------------------------

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Officers and Directors Liability Insurance
------------------------------------------

At present, we do not maintain Officers and Directors Liability Insurance and, because of the anticipated cost of such insurance, we have no present plans to obtain such insurance.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.


ITEM 8. EXHIBITS.

Exhibits.

Copies of the following documents are included as exhibits to this registration statement pursuant to Item 601 of regulation S-B.

SEC
Exhibit
No.         Description
-----------------------------------------------------------------------------
3.01      Articles of Incorporation.*

3.02      Bylaws.*


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

5.01 Letter opinion, including consent of Law Office of Andrea Cataneo Ltd. regarding legality of Common Stock to be issued Pursuant to the 2002 Professional/Employee/Consultant Stock Compensation Plan.

10.8      2002 Professional/Employee/Consultant Stock Compensation Plan

23.01 Consent of Law Office of Andrea Cataneo Ltd. (included in Opinion in Exhibit 5.01).

23.02 Consent of Malone & Bailey, PLLC independent certified public accountants.


* Filed previously with the Company's SB-2 filed 8/10/01.


ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta on this 18th day of October, 2002.

                              GIVEMEPOWER CORPORATION


                                  /s/ W. V. Walton
                              --------------------------------
                          By: W. V. "Bill" Walton, President and
                              Chief Executive Officer





POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W. V. Walton, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of the date indicated below.



SIGNATURE                                            DATE:  October 18, 2002



  /s/ Richard Cheyne             /s/ W.V. Walton
__________________________     __________________________
Richard Cheyne, Director       W.V. Walton, President, CEO and Director


  /s/ Wilfried Grabert          /s/ Jeffrey Faye
__________________________     ____________________________
Wilfried Grabert, Director     Jeffrey Faye, Director


  /s/ Tim Nye                   /s/ Todd Noble
__________________________     ____________________________
Tim Nye, Director              Todd Noble, Chief Financial Officer, Treasurer
                                and Secretary




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